EXHIBIT 8.4

                                                                17 December 1998

                          Opinion of Deloitte & Touche
                       Special Tax Advisor for the Company

Dear Sirs

REGISTER STATEMENT ON FORM S-3

The discussion of tax matters set forth under the caption "Certain Tax Considerations - Taxation of the Company and its Subsidiaries - United Kingdom" in the Prospectus is accurate in all material respects and fairly presents the information set out therein insofar as such statements constitute a summary of United Kingdom taxation. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the references to our Firm under the heading "Certain Tax Considerations" in the Prospectus.

Yours faithfully

/s/ Deloitte & Touche